Exhibit 23

INDEPENDENT ACCOUNTANTS’ CONSENT

The Board of Directors

Commerce Bancshares, Inc.:

       We consent to incorporation by reference in Registration Statements No. 33-28294, No. 33-82692, No. 33-8075, No. 33-78344, No. 33-61499, No. 33-61501 and No. 333-14651, each on Form S-8 of Commerce Bancshares, Inc. of our report dated January 31, 2002, relating to the consolidated balance sheets of Commerce Bancshares, Inc. and Subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Commerce Bancshares, Inc.

KPMG LLP

Kansas City, Missouri

March 8, 2002